EXHIBIT 99.1
February 21, 2006
Asia Pay signs Agreement to Acquire InterPay International
February 21, 2006 (Hong Kong) — Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced it has signed a Share Purchase agreement to acquire all of the shares of its strategic partner InterPay International Group Limited (“InterPay”). The strategic alliance formed between the two companies in December 2005 led to the establishment of a joint project team charged with evaluating each company’s potential and to develop plans to most effectively capitalize on market opportunities. The result was an action plan which recommended that the two companies would operate most effectively as one integrated organization.
The Share Purchase agreement is preliminary and non-binding and is subject to mutual due diligence and the execution of a definitive binding share exchange agreement. It is expected to lead to an expanded company that has ongoing revenues from established operations in Asia while at the same time gaining additional resources to devote to realizing opportunities in China and other emerging markets.
The Share Purchase agreement calls for the issue to the shareholders of InterPay, by Asia Pay of 3,500,000 convertible preferred shares which will convert into 17,500,000 restricted common shares of Asia Pay. InterPay can appoint two additional directors to the Asia Pay board and the management team, information systems and operations will be integrated into one organization. KK Ng, the current President and CEO of InterPay, will become President and CEO of Asia Pay upon the closing of the definitive share exchange agreement. Mr. Ng has extensive experience in the payment and loyalty cards industry in Asia and anticipates leading an enlarged management team based on key personnel from both companies.
“We believe the combined strengths of InterPay and Asia Pay will lead to more rapid development of key markets which will enhance shareholder value” said KK Ng. “As well, I am excited to work with Asia Pay’s executive team as we build a stronger organization.”
“Completion of the InterPay purchase will create a new and far stronger Asia Pay” said Robert Clarke, current CEO and Chairman of Asia Pay. “We expect to show revenue growth and cash generation in 2006 which will be significantly higher than if Asia Pay were to continue to operate on our current basis. The acquisition of InterPay is expected to transform Asia Pay into a major player in the payment and loyalty cards industry in the Asian region within the foreseeable future.”
Benny Lee, current President and an Executive Director of Asia Pay added, “With the addition of InterPay, Asia Pay will be able to move at a faster pace in the development of our payment related businesses in China as our new organization will have significant increases in both human and system resources to support our operations.”

Both companies have dedicated resources to expedite the completion of the due diligence and documentation process with a target of having the new organization and management team in place early in the second quarter.
The key executive roles in the new organization are projected to be Robert Clarke, Chairman of the Board, KK Ng, President and CEO and Benny Lee, Executive Vice-Chairman who will continue his emphasis on developing operations in China.
About Asia Payment Systems
Asia Pay (www.asiapayinc.com) is a US public company with offices in Hong Kong and Shanghai, China, a US representative office in New York and processing hubs in Singapore and Japan. Asia Pay is developing a credit card processing network that facilitate transactions between merchants and financial institutions in China, Japan, and other markets in Asia.
Centered upon its current mission to become a national provider of world-class, transactions processing services in China, Asia Pay continues to identify new opportunities to expand nationwide in China, which is continuing to experience high growth in credit card issuance and usage. China also has an estimated 875 million debit cards in use, and an expected growth of an additional 100+ million debit cards annually.
About InterPay International Group Ltd.
InterPay International Group (www.interpayinternational.com) headquartered in Singapore, is the holding company for a group of companies offering payment and loyalty cards and online re-charge products and services. It has joint venture payment and loyalty cards companies in Malaysia (with equity participation and the provision of management and technical support) which hold licenses from MasterCard and Visa and operate loyalty cards which are accepted nationwide with over 1.5 million customers. In addition, InterPay offers management services, technical support, consultancy services and software systems in all aspects of payment and loyalty card operations globally. It is in the final stage negotiations with several parties in other countries in Asia in establishing recharge, payment and loyalty cards companies under equity joint ventures to include the provision of management and technical services.
Contacts:
Asia Payment Systems, Inc.
Tel. +1-866-877-APAY
ir@asiapayinc.com
http://www.asiapayinc.com
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